 Table of Contents

Exhibit (a)(1)(H)

STRAYER EDUCATION, INC.

INTERNAL TRANSMITTAL NOTICE
OFFER TO EXCHANGE DATED MAY 12, 2006

Please note that attached are some amended pages to the Offer to Exchange that you previously received that make a few minor corrections to that document. These amended pages:

(i)    revise the first paragraph of the response to Question 36, Part I, of the Offer to Exchange to replace the ‘‘August 1, 2006’’ date with ‘‘August 8, 2006.’’

(ii)    revise the response to Question 37, Part I, of the Offer to Exchange to replace ‘‘p.m.’’ with ‘‘a.m.’’

(iii)    revise the second paragraph of Section 5, Part III, of the Offer to Exchange to replace ‘‘August 1, 2006’’ with ‘‘August 7, 2006.’’

(iv)    revise the last paragraph of Section 7, Part III, of the Offer to Exchange to delete the words ‘‘, whether or not we waive any other conditions to the offer’’ and to delete the last sentence of that same paragraph.

(v)    revise Section 14, Part III, of the Offer to Exchange to delete references to ‘‘we believe that,’’ ‘‘we do not believe that,’’ ‘‘if you are subject to U.S. Income taxation,’’ and ‘‘generally.’’

(vi)    revise Section 17, Part III, of the Offer to Exchange to delete the penultimate paragraph.

(vii)    revise Instruction 2 to the Form of Letter of Transmittal to replace the ‘‘August 1, 2006’’ and ‘‘August 2, 2006’’ dates with ‘‘August 7, 2006’’ and ‘‘August 8, 2006,’’ respectively.

Enclosed please find a clean copy of the corrected pages, as well as a marked copy reflecting the corrections made. Please substitute the clean corrected pages in your package of documents.

PLEASE NOTE: If you have already signed and returned a copy of the documents, you do not need to re-sign or re-send any documents.

Please contact Mark Brown at (703) 247-2500 or mbrown@strayer.edu if you have any questions or need assistance.